Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results for

the Quarter Ended June 30, 2026

For Immediate Release

PORTLAND, Maine – August 13, 2026 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), an animal health biologics company that develops, manufactures and markets products to improve calf health and productivity, today announced its unaudited financial results for the quarter ended June 30, 2026.

Management’s Discussion:

“Today we are reporting net income of $1.8 million for the second quarter of 2026,” commented Timothy C. Fiori, Chief Financial Officer of ImmuCell. “Revenue grew 11.5% to $7.2 million in the second quarter of 2026, which is a strong positive market signal in the face of high revenue in the second quarter of 2025 driven by distributor-restocking after a prolonged period of backorders. Gross margin was 34% in the second quarter of 2026, reflecting low manufacturing volumes and the absorption of expenses previously related to a discontinued development program as compared to the second quarter of 2025. A one-time $2 million settlement payment from a former contract manufacturer (CMO) contributed to net income in the second quarter of 2026 and is shown in the operating statement as a reduction to operating expenses.”

“We saw an acceleration of our distributors’ out-the-door volume growth to 28% in the second quarter of 2026, up from 21% in the first quarter of 2026,” said Bobbi Brockmann, Senior Vice President of Sales and Marketing. “Our momentum was broad-based, driven by both higher volumes and price realization across sales territories and products. Tri-Shield® remained our primary growth driver at the producer-level, while we had higher sales of Dual-Force® to distribution this quarter as part of normal stocking activity, and our Functional Feed line continued to gain traction. We are pleased to report continued increases in our share of U.S. calves receiving a scour biological, reaching 19% this quarter.”

“The 34% gross margin in the second quarter of 2026 was the result of several headwinds in manufacturing, primarily lower manufacturing volumes as compared to recent quarters, scrap caused by a quality issue with a purchased material, and the shift of costs formerly associated with Re-Tain®,” explained Mr. Fiori. “The lower output this quarter was aligned with lower sales volumes, as we were able to meet demand and expand finished goods inventory. Additionally, we made process changes in our manufacturing process to increase yields in future quarters.”

ImmuCell recently announced the start of a capacity expansion investment to build its scalable manufacturing capability and ensure continued reliable supply of First Defense® using facilities and equipment associated with the discontinued Re-Tain® development program. “We previously announced an approximately $3.5 million investment in freeze-drying capacity that we expect to complete in the first half of 2027,” said Mr. Fiori. “In a second phase, we plan to invest approximately $4.5 million in our First Defense® colostrum liquid processing capacity to keep pace with demand. This phase is expected to take approximately six additional months. Currently, we intend to finance these expansions with cash on hand and cash from operations.”

“Our strong commercial results reflect the benefits of restored product availability, investments in our commercial team and product portfolio, and a favorable domestic calf market,” said Olivier te Boekhorst, President and CEO. “We have been highly focused on ensuring reliable product supply and we are now well-positioned to meet customer demand while we execute a major capacity expansion program. Over the next 18 months, we expect to triple our capacity and improve long-term product economics. With greater confidence in our ability to meet customer demand, we are now prioritizing product cost improvements and strengthening colostrum sourcing capabilities to support scalable growth.”

Certain Financial Results:

●	Second quarter 2026 product sales increased 11.5%, to approximately $7.2 million, compared to the quarter ended June 30, 2025.
●	Second quarter 2026 gross margin declined to 33.9% of product sales compared to 43.7% during the quarter ended June 30, 2025.
●

Net income was $1.8 million, or $0.20 per diluted share, during the quarter ended June 30, 2026 compared to a net income of $0.5 million, or $0.06 per basic share, during the quarter ended June 30, 2025.

●	Adjusted EBITDA (calculation methodology shown below) was $2.7 million in the three months ended June 30, 2026, as compared to $1.4 million in the three months ended June 30, 2025.
●

During the three-month period ended June 30, 2026, ImmuCell received a legal settlement payment of $2 million from our former Re-Tain® contract manufacturer, which contributed to reported net income and adjusted EBITDA.

Balance Sheet Data as of June 30, 2026:

●	Cash and cash equivalents increased to $8.9 million as of June 30, 2026, from $3.8 million as of December 31, 2025, such increase benefiting in part from the $2 million settlement payment.
●	Net working capital increased to approximately $16.6 million as of June 30, 2026 from $13.0 million as of December 31, 2025.
●	Stockholders’ equity increased to $31.4 million as of June 30, 2026 from $27.1 million as of December 31, 2025.

Condensed Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2026	2025	2026	2025

Product sales	$7,186	$6,445	$17,543	$14,512
Costs of goods sold	4,749	3,627	10,449	8,340
Gross profit	2,437	2,818	7,094	6,172

Sales, marketing and administrative expenses	2,382	1,416	4,753	2,896
Product development expenses	120	832	437	1,589
Other operating income	(2,000)	-	(2,000)	-
Operating expenses	502	2,248	3,190	4,485

NET OPERATING INCOME	1,935	570	3,904	1,687

Other (expenses) income, net	(54)	(66)	(70)	266

INCOME BEFORE INCOME TAXES	1,881	504	3,834	1,953

Income tax expense	46	2	58	4

NET INCOME	$1,835	$502	$3,776	$1,949

Basic weighted average common shares outstanding	9,065	9,031	9,055	9,006
Basic net income per share	$0.20	$0.06	$0.42	$0.22
Diluted weighted average common shares outstanding	9,189	9,031	9,127	9,006
Diluted net income per share	$0.20	$0.06	$0.41	$0.22

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of	As of
	June 30, 2026	December 31, 2025

Cash and cash equivalents	$8,860	$3,807
Inventory	$9,078	$9,267
Net working capital	$16,644	$12,967
Total assets	$46,630	$42,532
Stockholders' equity	$31,375	$27,055

Selected Cash Flow Data (In thousands) (Unaudited)

	Six Months Ended June 30,
	2026	2025
Operating Activities	$6,592	$3,175
Investing Activities	(901)	(455)
Financing Activities	(638)	(480)
Net Change in Cash	5,053	2,240
Cash at Beginning of Period	3,807	3,758
Cash at End of Period	$8,860	$5,998

Non-GAAP Financial Measures: Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally included in or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP.

We believe that considering the non-GAAP measure of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) assists management and investors by looking at our performance across reporting periods on a consistent basis excluding certain charges from our reported income before income taxes. We calculate adjusted EBITDA as described in the following table and reconciled to the most comparable GAAP financial measure:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2026	2025	2026	2025

Net income	$1,835	$502	$3,776	$1,949
Income tax expense	46	2	58	4
Interest expense (excluding debt issuance and debt discount costs)	92	114	189	231
Depreciation	471	663	999	1,335
Amortization (including debt issuance and debt discount costs)	3	16	7	31
Stock-based compensation expense	240	67	378	119

Adjusted EBITDA	$2,687	$1,364	$5,407	$3,669

During the six-month period ended June 30 2026, we received a legal settlement payment of $2 million from our former Re-Tain® CMO, which is part of reported net income and also adjusted EBITDA. Cash payments to satisfy debt repayment obligations and to make capital expenditure investments are other uses of cash that are not included in the calculation of EBITDA, but which management also does consider when assessing its cash flows.

First Defense® Capacity Expansion:

In late December 2025 and early January 2026, we announced our plan to convert the former Re-Tain® facilities and most of the related equipment for increased production of our First Defense® product line. In June 2026, our Board of Directors authorized a manufacturing capacity expansion program to execute that strategy.

The first phase expands drying capacity by renovating the former Re-Tain® facility and adding a new freeze dryer with greater capacity and reliability than our current freeze-drying equipment. This phase is expected to take approximately 12 months and cost approximately $3.5 million. In a second phase, we plan to repurpose Re-Tain® equipment and add additional equipment and automation to expand our First Defense® colostrum liquid processing capacity. The second phase will involve additional investments, including for detailed engineering work to develop an efficient and scalable process. This phase is expected to take approximately six months and cost approximately $4.5 million.

The goal of these capacity expansion investments is to further strengthen our ability to reliably manufacture First Defense® products to meet expected customer demand.

Webcast / Conference Call:

The Company will host a conference call and webcast on August 14, 2026, at 9:00 AM ET to review the unaudited financial results for the quarter ended June 30, 2026. Interested parties may access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international).

The live webcast can be accessed at: https://app.webinar.net/EQx8PqBGe36

The live webcast will feature a set of accompanying presentation slides that will subsequently be available in the Investors section of the Company’s website at: https://immucell.com/investors/

A teleconference replay of the conference call will be available through August 21, 2026, by dialing (855) 669-9658 (toll free) or (412) 317-0088 (international) and utilizing replay access code #8659150.

A webcast replay will also be available at: https://app.webinar.net/EQx8PqBGe36

About ImmuCell:

ImmuCell Corporation (Nasdaq: ICCC) is an animal-health biologics company that operates in the fast-growing market for calf health solutions. It develops, manufactures and commercializes the First Defense® line of products that provides Immediate Immunity™ through colostrum-derived, orally delivered antibodies against the principal viral and bacterial causes of scours. Scours (neonatal calf diarrhea) is one of the most prevalent and deadly diseases in neonatal calves worldwide. Press releases and other information about the Company are available at:

http://www.immucell.com/investors.

Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and will often include words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. Such statements include, but are not limited to, any forward-looking statements relating to:

●	our business plans, goals and strategies;
●	projections of future financial and operational performance, expense ratios and margins;
●	future demand for our products, including the First Defense® product line;
●

the sequence, duration, costs and goals of our program to repurpose our former Re-Tain® facility and equipment for First Defense® production; and cost recoveries on Re-Tain® equipment no longer in service;

●	capital expenditures, contractual commitments, and the anticipated sources and uses of cash to fund them;

and any other statements that are not historical facts. projections about depreciation expense and its impact on income for book and tax return purposes; and any other statements that are not historical facts. These statements reflect management’s current expectations as of the date hereof, are based on management’s estimates, projections, beliefs and assumptions as of such date; and are not guarantees of future performance. Such statements involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to differ materially, including risks relating to: competition in our markets; customer acceptance and product performance; alignment between our manufacturing resources and product demand; supply chain disruptions affecting our operations and our customer and supplier relationships; the commercial and operational risks of our current and planned expansion of production capacity; difficulties or delays in development, testing, regulatory approval, production and marketing of our products, and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. There can be no assurance that the risks or developments we anticipate will be those that actually affect us. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts:	Olivier te Boekhorst, President and CEO Timothy C. Fiori, Chief Financial Officer ImmuCell Corporation investor.relations@immucell.com

Joe Diaz, Robert Blum and Joe Dorame Lytham Partners, LLC iccc@lythampartners.com